2007 NEONODE INC. STOCK OPTION PLAN

SECTION I. PURPOSE

The purpose of the 2007 Neonode Inc. Stock Option Plan is to (i) provide favorable opportunities for certain selected employees and directors of Neonode, Inc. and its Subsidiaries who are subject to Swedish income taxation to purchase transferable options to acquire shares of Neonode, Inc. Common Stock and (ii) enable Neonode, Inc. to grant options to employees and directors of Neonode, Inc. and its Subsidiaries who are not subject to Swedish income taxation, in each case in order to attract and retain employees and directors of exceptional skill, thereby enhancing the value of the Common Stock for the benefit of stockholders.

SECTION II. DEFINITIONS AND CONSTRUCTION

2.01.        Terms used in this Stock Option Plan shall be defined as follows:

“Board” shall mean the Board of Directors of Neonode.

“Cause” shall mean (a) the Company’s determination that (i) the Optionee has breached any agreement between the Company and the Optionee, (ii) the Optionee has willfully acted in a manner that is materially and demonstrably detrimental to the Company, (iii) the Optionee has materially failed to perform the duties or carry out the responsibilities assigned to him, or (iv) any other reason exists that the Company considers to be cause or (b) the Optionee committed one or more acts which constitute an indictable crime under Federal, state, or local law.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the Compensation Committee appointed by the Board to administer the Plan, which committee shall be composed of at least two persons.

“Common Stock” shall mean the Common Stock, $.01 par value, of the Company.

“Company” shall mean Neonode Inc. and its Subsidiaries.

“Covered Transaction” has the meaning set forth in Section 7.03.

“Date of Employment Termination” shall mean the date on which the Optionee is no longer an employee or director of the Company and shall include voluntary termination, termination by the Company with or without Cause, termination by the Company on account of the Optionee’s Disability, or the date of the Optionee’s death.

“Disability” shall mean the inability of an Optionee, because of psychological, emotional, or physical reasons, to substantially carry out the duties performed by him for the Company for a period of time fixed by the Plan Administrator from time to time.

“Effective Date” shall mean January__, 2007.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Exercise Period” shall mean the period when an Option is exercisable.

“Exercise Price” shall mean the price of a share of Common Stock payable by the Optionee on exercise of an Option.

“Fair Market Value” of the Common Stock or of an Option on a specified day shall mean its average Market Value on the five trading days preceding that day, but if the Common Stock or Options are not publicly traded, the Plan Administrator shall make a determination of Fair Market Value of the Common Stock or of the Options in good faith and in a manner that complies with Section 409(A) of the Code, if applicable.

“Market Value” shall mean, as of any date, the value of the Common Stock or Options, as the case may be, determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq Global Select Market or the Nasdaq Global Market (formerly the Nasdaq National Market), the Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange (or the exchange or market with the greatest volume of trading in the Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable.

(ii) If the Common Stock is listed or traded on the Nasdaq Capital Market (formerly the Nasdaq Small Cap Market), the Market Value of a share of Stock shall be the mean between the bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Plan Administrator deems reliable. Unless otherwise provided by the Plan Administrator, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Market Value shall be the mean between the bid and asked prices for the Common Stock on the last preceding date for which such quotation exists.

“Neonode” shall mean Neonode Inc.

“Non-Swedish Participant” shall mean an employee or director of Neonode or a Subsidiary who is not subject to Swedish income taxation.

“Option” shall mean (i) a transferable stock option sold to a Swedish Participant under the Plan or (ii) a non-transferable option granted to a Non-Swedish Participant under the Plan.

“Option Price” shall mean the price payable by an Optionee who is a Swedish Participant to purchase the Option.

“Optionee” shall mean a Swedish Participant to whom one or more Options has been sold or a Non-Swedish Participant to whom one or more Options has been granted.

“Plan” shall mean this 2007 Neonode, Inc. Stock Option Plan

“Plan Administrator” shall mean the Board or the Committee, as the case may be, in its capacity as administrator of the Plan.

“Retirement” shall mean retirement on or after age 65 or, with the advance consent of the Plan Administrator, at an earlier age.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Status Change” has the meaning set forth in Section 7.02.

“Subsidiary” shall mean a subsidiary corporation as defined in Section 424(f) of the Code.

“Swedish Participant” shall mean an employee or director of Neonode or a Subsidiary who is subject to Swedish income taxation.

“Termination Date” shall mean the date selected by the Plan Administrator as the last day on which an Option may be exercised.

2.02.        When used in this Plan, unless the context clearly indicates to the contrary, (a) the masculine gender shall include the feminine and neuter genders, (b) the feminine gender shall include the masculine and neuter genders, (c) the neuter gender shall include the masculine and feminine genders, (d) the singular shall include the plural, and (e) if a defined term is intended, it shall be capitalized.

SECTION III. ADMINISTRATION

3.01.        Except as otherwise provided in the Plan, and subject to the provisions of Section 3.02, the Plan Administrator shall administer the Plan and shall have full power to: sell Options to Swedish Participants and grant Options to Non-Swedish Participants; construe and interpret the Plan and settle all controversies and disputes that may arise in connection with the Plan; establish and amend rules and regulations for its administration; waive compliance by a holder of an Option with any obligations to be performed by such holder under an Option; waive any terms or conditions of an Option; amend or cancel an existing Option in whole or in part (and if an Option is canceled, grant another Option in its place on such terms and conditions as the Plan Administrator shall specify); prescribe the form or forms of instruments that are required or deemed appropriate under the Plan, including any written notices and elections required of Optionees, and change such forms from time to time; and perform all other acts relating to the Plan including the delegation of administrative responsibilities which it believes reasonable and proper. In furtherance and not in limitation of the foregoing, the Plan Administrator may amend the Plan in any respect the Plan Administrator deems necessary or advisable, including, without limitation, relating to certain nonqualified deferred compensation under Section 409A of the Code, if applicable, and/or to bring the Plan or any Option sold or granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law.

3.02.        Subject to the provisions of the Plan and/or a specific direction from the Board, the Plan Administrator shall establish the policies and criteria pursuant to which it shall sell Options to Swedish Participants, grant Options to Non-Swedish Participants and administer the Plan and, in its discretion, shall determine which employees and directors of the Company shall be sold or granted Options, the number of shares covered by such Options, and the terms and conditions of the Options. A majority of the members of the Plan Administrator shall constitute a quorum, and all determinations of the Plan Administrator shall be made by a majority decision of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members. During such times (if any) as the Stock is registered under the Exchange Act, all members of the Committee shall be “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and “outside directors” within the meaning of Section 162(m) of the Code.

3.03.       Any decision made, or action taken, by the Plan Administrator arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive. Nothing in this Section III shall be construed as limiting the power of the Plan Administrator to make adjustments under Section VII.

3.04.        With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act

SECTION IV. SHARES SUBJECT TO THE PLAN

4.01.       The total number of Options that may be sold or granted and the total number of shares of Common Stock available for and exercise of Options under the Plan shall be 600,000, subject to adjustment in accordance with Section VII. The shares may be either authorized and unissued or reacquired shares of Common Stock. No fractional shares of Stock will be delivered under the Plan. If an Option or portion thereof shall expire or terminate for any reason without having been exercised in full, the unpurchased shares covered by such Option shall be available for future sale or grant of Options and issuance of shares. In the event of a merger of Neonode in which the holders of Common Stock immediately prior to the merger have the same proportional ownership of Common Stock (“Surviving Stock”) in the surviving corporation after the merger, the number of shares of Common Stock subject to this Plan shall be deemed to be the number of shares of Surviving Stock reflecting the exchange ratio of Common Stock for Surviving Stock in such merger.

SECTION V. ELIGIBILITY

5.01.        Options may be (i) sold to Swedish Participants or to persons who have been engaged to become employees or directors of the Company and who are subject to Swedish income taxation, or (ii) granted to Non-Swedish Participants or to persons who have been engaged to become employees or directors of the Company and who are not subject to Swedish income taxation. If the Plan Administrator deems it appropriate to do so, Options may be sold or otherwise transferred by Neonode to its Swedish Subsidiaries for sale or resale by such Swedish Subsidiaries to Optionees who are Swedish Participants. Optionees will comprise, in general, employees who contribute or who are expected to contribute to the management, direction, and overall success of the Company.

SECTION VI. TERMS OF OPTIONS

6.01.        All Options shall be evidenced by written agreements (in such form as may be prescribed by the Plan Administrator from time to time) executed by the Company and the Optionee. Such Options shall be subject to the applicable provisions of the Plan and shall contain such provisions as are required by the Plan and any other provisions the Plan Administrator may prescribe. All agreements evidencing Options shall specify the total number of shares exercisable pursuant to each Option sold, the Exercise Price, the Exercise Period and the Termination Date. An Option will become exercisable at such time or times, and on such conditions, as the Plan Administrator may specify. The Plan Administrator may at any time and from time to time accelerate the time at which all or any part of the Option may be exercised.

6.02.       The written agreement referred to in Section 6.01 also shall provide that (a) unless the Options or shares of Common Stock acquired on the exercise of the Option are then currently registered under the Securities Act, if counsel to Neonode advises that the same is required, prior to execution of an Option or delivery of the shares acquired upon the exercise of the Option the Optionee shall agree to hold such Option or shares for investment only and not with a view to resale or distribution thereof to the public and make such other such representations or agreements as counsel for the Neonode may consider appropriate to avoid violation of the Securities Act, and such Optionee shall deliver to Neonode a letter to that effect in a form specified by counsel to Neonode together with any additional documents specified by counsel (and Neonode may require that the Option or the certificates evidencing such Common Stock bear an appropriate legend restricting transfer), (b) in the event that sale of Options or issuance of shares of Common Stock on exercise of the Option is subject to laws, rules, and/or regulations of a jurisdiction other than the United States of America, the Optionee simultaneously shall comply with the requirements of counsel to Neonode to satisfy the same, (c) if an Optionee who is a Swedish Participant desires to sell his Options, he must notify Neonode and Neonode shall have the right to acquire it for the lesser of (i) the Market Value of the Option at the date of the notice, or if there is no Market Value, the price shall be the Optionee’s acquisition cost plus interest at the prime rate in New York City in effect from time to time from the date of acquisition to the date of payment by the Company and (ii) the proposed sale price for such Options, and (d) if on his Date of Employment Termination an Optionee who is a Swedish Participant owns Options, the Company shall have the right to purchase all such Options for the Market Value of the Options on the Date of Employment Termination or if there is no Market Value, the price shall be the Optionee’s acquisition cost plus interest at the prime rate in New York City in effect from time to time from the date of acquisition to the date of payment by the Company.

6.03.        The Exercise Price for an Option shall be a price to be determined by the Plan Administrator that is equal to or greater than the Fair Market Value of a share of Common Stock on the date the Option is sold to a Swedish Participant or granted to a Non-Swedish Participant. Notwithstanding the foregoing, an Option may be granted with an Exercise Price lower than 100% of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code. In no case may the Exercise Price paid for Common Stock which is part of an original issue of authorized Common Stock be less than the par value per share of the Common Stock.

6.04.        The latest date on which an Option may be exercised will be the tenth anniversary of the day immediately preceding the date the Option was granted, or such earlier date as may have been specified by the Plan Administrator at the time the Option was granted.

6.05.        An Option or portion thereof shall be exercised by delivery of a written notice of exercise to Neonode and payment of the full price of the shares being purchased pursuant to the Option. An Optionee may exercise an Option with respect to less than the full number of shares for which the Option may then be exercised, but an Optionee must exercise the Option in full shares of Common Stock. Payment of the price of Common Stock purchased pursuant to an Option or portion thereof shall be made in United States dollars in cash or by check, bank draft, or money order payable to the order of Neonode, by wire transfer to an account designated by Neonode, or by such other payment method as the Plan Administrator, in its discretion, may authorize. The Plan Administrator may permit an Optionee to pay the Exercise Price by authorizing a third party to sell shares of Common Stock acquired upon exercise of the Option on condition that such third party remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price.

6.06.        The Company, in its discretion, may require an Optionee to pay any taxes or other statutory deductions for which the Company is obligated to withhold and the Optionee is liable based upon the sale or purchase of an Option or exercise of the Option. Notwithstanding anything to the contrary set forth herein, the Company shall have no duty or obligation to minimize the tax consequences of an Option to the holder of such Option.

6.07.        Unless otherwise permitted by the Plan Administrator, no Option issued to a Non-Swedish Participant may be transferred other than by will or by the laws of descent and distribution, and during a Non-Swedish Participant’s lifetime an Option may be exercised only by the Non-Swedish Participant (or in the event of the Non-Swedish Participant’s incapacity, the person or persons legally appointed to act on the Non-Swedish Participant’s behalf). An option sold to a Swedish Participant may be exercised by such Swedish Participant or by his transferee.

6.08.        Any Optionee who was an employee or director of the Company at the time the Option was exercised who disposes of shares of Common Stock acquired upon the exercise of an Option either (a) within two years after the date of the sale of the Option under which the Common Stock was acquired or (b) within one year after the transfer of such shares to the Optionee, shall notify Neonode of such disposition and of the amount realized upon such disposition.

SECTION VII. EVENTS AFFECTING OUTSTANDING OPTIONS

7.01.        If a Non-Swedish Participant dies, all Options held by the Non-Swedish Participant immediately prior to death, to the extent then exercisable, may be exercised by the Non-Swedish Participant’s executor or administrator or the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, at any time within the one year period ending with the first anniversary of the Non-Swedish Participant’s death (or such shorter or longer period as the Plan Administrator may determine), and shall thereupon terminate. In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7.01. Except as otherwise determined by the Plan Administrator, all Options held by a Non-Swedish Participant immediately prior to death that are not then exercisable shall terminate at death.

7.02.        If a Non-Swedish Participant who is an employee ceases to be an employee for any reason other than death, or if there is a termination (other than by reason of death) of the directorship in respect of which a non-employee Non-Swedish Participant was granted an Option hereunder (such termination of the employment or other relationship being hereinafter referred to as a “Status Change”), except as otherwise determined by the Plan Administrator, all Options held by the Non-Swedish Participant that were not exercisable immediately prior to the Status Change shall terminate at the time of the Status Change. Any Options that were exercisable immediately prior to the Status Change will continue to be exercisable for a period of three months (or such longer period as the Plan Administrator may determine), and shall thereupon terminate, unless the Option provides by its terms for immediate termination in the event of a Status Change (unless otherwise determined by the Plan Administrator) or unless the Status Change results from a discharge for Cause which in the opinion of the Plan Administrator casts such discredit on the Non-Swedish Participant as to justify immediate termination of the Option (unless otherwise determined by the Plan Administrator). In no event, however, shall an Option remain exercisable beyond the latest date on which it could have been exercised without regard to this Section 7.02. For purposes of this paragraph, in the case of a Non-Swedish Participant who is an employee, a Status Change shall not be deemed to have resulted by reason of (i) a sick leave or other bona fide leave of absence approved for purposes of the Plan by the Plan Administrator, so long as the employee’s right to reemployment is guaranteed either by statute or by contract, or (ii) a transfer of employment between the Neonode and a Subsidiary or between Subsidiaries, or to the employment of a corporation (or a parent or Subsidiary corporation of such corporation) issuing or assuming an option in a transaction to which Section 424(a) of the Code applies.

7.03.        Except as otherwise provided by the Plan Administrator at the time of grant, in the event of a consolidation or merger in which the Neonode is not the surviving corporation or which results in the acquisition of substantially all the Neonode’s outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company’s assets or a dissolution or liquidation of Neonode (a “Covered Transaction”), the following rules shall apply:

(a) Subject to paragraph (b) below, all outstanding Options requiring exercise will cease to be exercisable, and all other Options to the extent not fully vested (including Options subject to conditions not yet satisfied or determined) will be forfeited, as of the effective time of the covered transaction, provided that the Plan Administrator may in its sole discretion, on or prior to the effective date of the covered transaction, (1) make any outstanding Option exercisable in full, and (2) remove any performance or other conditions or restrictions on any Option.; or

(b) With respect to an outstanding Option held by a participant who, following the Covered Transaction, will be employed by or otherwise providing services to a corporation which is a surviving or acquiring corporation in the Covered Transaction or an affiliate of such a corporation, the Plan Administrator may at or prior to the effective time of the Covered Transaction, in its sole discretion and in lieu of the action described in paragraph (a) above, arrange to have such surviving or acquiring corporation or affiliate assume any Option held by such participant outstanding hereunder or grant a replacement award which, in the judgment of the Plan Administrator, is substantially equivalent to any Option being replaced.

7.04.       (a) In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in Neonode’s capitalization, or other distribution to common stockholders other than normal cash dividends, after the effective date of the Plan, the Plan Administrator will make any appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4.01 above.

(b) In any event referred to in paragraph (a) above, the Plan Administrator will also make any appropriate adjustments to the number and kind of shares of stock or securities subject to Options then outstanding or subsequently granted, any exercise prices relating to Options and any other provision of Options affected by such change. The Plan Administrator may also make such adjustments to take into account material changes in law or in accounting practices or principles, mergers, consolidations, acquisitions, dispositions or similar corporate transactions, or any other event, if it is determined by the Plan Administrator that adjustments are appropriate to avoid distortion in the operation of the Plan.

SECTION VIII. AMENDMENT AND TERMINATION OF PLAN

8.01.       The Board may at any time, or from time to time, suspend or terminate the Plan in whole or in part or amend it in such respects as the Board may deem appropriate, provided that no such amendment shall be made which would, without approval of the stockholders of Neonode:

(a) Materially modify the eligibility requirements for purchasing or receiving grants of Options;

(b) Increase the total number of shares of Common Stock which may be issued pursuant to the exercise of Options, except as provided in Section VII; or

(c) Materially increase the benefits available under the Plan.

8.02.        No amendment, suspension, or termination of this Plan, without the Optionee’s consent, shall alter or impair any of the rights or obligations under any Option theretofore sold or granted to an Optionee under the Plan.

SECTION IX. GOVERNMENT AND OTHER REGULATIONS

9.01.        The obligation of Neonode to sell or grant Options and to issue, or transfer and deliver, shares when Options are exercised under the Plan shall be subject to satisfaction of all conditions contained in this Plan and the written agreement evidencing such Options, and to all applicable laws, regulations, rules, orders, and approvals which shall then be in effect and required by governmental entities and/or any national securities exchange on which Common Stock may be traded or listed and, in furtherance and not in limitation of the foregoing, if the outstanding Common Stock is at the time listed on any stock exchange or The Nasdaq National Market, until the shares to be delivered have been listed or authorized to be listed on such exchange or market upon official notice of notice of issuance.

SECTION X. MISCELLANEOUS PROVISIONS

10.01.     The right of the Company to terminate (whether by dismissal, discharge, retirement, or otherwise) the Optionee’s employment at any time at will or as otherwise provided by any agreement between the Company and the Optionee is specifically reserved. Except as specifically provided by the Plan Administrator in any particular case, the loss of existing or potential profit in Options granted under the Plan will not constitute an element of damages in the event of termination of an employment, service or similar relationship even if the termination is in violation of an obligation of the Company to the Optionee. No holder of an Option shall have any of the rights of a stockholder with respect to the shares subject to each Option except to the extent that, and until, such shares shall have been issued upon the exercise of each Option.

10.02.      All expenses of administering the Plan shall be borne by Neonode.

10.03.      Payments received from Optionees upon the sale and exercise of Options shall be used for the general corporate purposes of Neonode.

10.04.      In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Board and the Committee shall be indemnified by Neonode against all costs and expenses reasonably incurred by them in connection with any action, suit, or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan or any Option sold under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by Neonode) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of willful misconduct or bad faith, provided that upon the institution of any such action, suit, or proceeding, a Committee or Board member, in writing, shall give Neonode notice thereof and an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle and defend it on such member’s own behalf.

10.05.      To the extent that the Plan Administrator determines that any Option granted under the Plan is subject to Section 409A of the Code, the written instruments evidencing such Option shall incorporate the terms and conditions necessary to avoid the consequences described in Section 409A(a)(1) of the Code. To the extent applicable, such written instruments shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the grant of any Option. Notwithstanding any provision of the Plan to the contrary, in the event that following any grant the Plan Administrator determines that any Option may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after such grant), the Plan Administrator may adopt such amendments to the Plan and the applicable written instruments evidencing such Option or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Plan Administrator determines are necessary or appropriate to (1) exempt the Option from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Option, or (2) comply with the requirements of Section 409A of the Code and related department of Treasury guidance.

10.06.      Neither adoption of the Plan nor the grant of Options to an Optionee will affect the Company’s right to grant to such Optionee awards that are not subject to the Plan, to issue to such Optionee Common Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Common Stock may be issued to employees.

SECTION XI. SHAREHOLDER APPROVAL AND EFFECTIVE DATE

11.01.     The Plan shall become effective upon adoption by the Board. However, if the Plan is disapproved within one year after the Plan is adopted by the Board by the vote at a meeting of the stockholders of Neonode at which a quorum is present by the holders of a majority of the shares voting at that meeting, the Plan shall terminate at the time of that meeting of stockholders or, if no such meeting is held, after the passage of one year from the date the Plan was adopted by the Board, and all Options sold to Swedish Participants shall be reacquired by the Company at the Fair Market Value as at such date. Options may not be sold or granted under the Plan after the day before the 10th anniversary of adoption by the Board.